Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 14, 2017 with respect to the historical statements of revenue and direct operating expenses of the Santa Clara Property for the year ended December 31, 2016, included in RW Holdings NNN REIT, Inc.’s Current Report (Form 8-K/A) filed on December 14, 2017, in Pre-Effective Amendment No. 3 to Post-Effective Amendment No. 5 to the Registration Statement (Form S-11 No. 333-205684) and related Prospectus of RW Holdings NNN REIT, Inc. for the registration of 100,000,000 shares of its Class C common stock.

/s/ Anton & Chia, LLP

Newport Beach, California

April 23, 2018